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                                                                  Exhibit 10.2


                                    FORM OF
                         ORBITZ SUPPLIER LINK AGREEMENT

     THIS AGREEMENT is made this ____ day of __________, ____ (the "Effective Date"), by and between __________________, a corporation organized and existing under the laws of _________ ("Airline"), and Orbitz LLC, a limited liability company organized and existing under the laws of Delaware ("Orbitz").

     WHEREAS, Orbitz and Airline are parties to that certain Airline Charter Associate Agreement dated ____________, as amended (the "Airline Charter Associate Agreement"), and

     WHEREAS, the parties have determined that it would be to their mutual benefit for Orbitz to connect to Airline's reservation system, and

     WHEREAS, Orbitz is willing to use reasonable business efforts to provide such direct connections.

     NOW THEREFORE, the parties hereby agree as follows:

1.   DEFINITIONS

          The terms defined in this Section or elsewhere in this Agreement may be used in the singular or plural, as the context requires. Terms not defined in this Section One shall have the meanings set forth in the Specifications.

          1.1 AGENCY ORBITZ. "Agency Orbitz" means the products and services offered by Orbitz (its affiliates, successors or assigns), which are governed by the Airline Charter Associate Agreement and where Orbitz is the agent of record on the Ticket.

          1.2 AIRLINE HOST SYSTEM. "Airline Host System" means the Airline's central reservation system on which Airline stores Inventory and records Bookings and Tickets, as identified in Schedule A.

          1.3 AIRLINE SOFTWARE. "Airline Software" means that certain software product referred to as ______________________________.

          1.4 AIRLINE SPECIFICATIONS. "Airline Specifications" means the specifications for any application, program or functionality interface developed by Airline and provided to Orbitz from the Airline that will be used for purposes of allowing the Network to interface with the Airline Host System.

          1.5  ARC.  "ARC" means the Airline Reporting Corporation.

          1.6  ATPCO. "ATPCO" means the Airline Tariff Publishing Company.

          1.7 BOOKING. "Booking" shall mean an airline passenger reservation created by (or secured to) an Orbitz Network Enabled Customer in the itinerary portion of a PNR.

          1.8 CHANGE REQUEST. "Change Request" means the form set forth as Schedule B that will be used to request any modification of or addition to the Services, in accordance with Section 8 of this Agreement.

          1.9 CODE SHARING. "Code Sharing" means the industry practice whereby the Airline markets flights that are not operated by the Airline but which can be sold, confirmed and ticketed in the Airline's Airline Host System and which is booked in the same way as a flight that is operated and marketed by the Airline.

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          1.10 COMMENCEMENT DATE. "Commencement Date" means the date set forth in Schedule E when Orbitz intends to make the Network Services available to Orbitz Network Enabled Customers.

          1.11 INVENTORY. "Inventory" means the travel product with (i) Airline or (ii) Code Sharing flight numbers that Airline offers in terms of quantity and type, which is stored on the Airline Host System.

          1.12 INVENTORY INFORMATION. "Inventory Information" means information about the Inventory that is provided to an Orbitz Network Enabled Customer, including but not limited to Availability.

          1.13 NETWORK. "Network" means the hardware, Orbitz Software and communication pathways under control of Orbitz that are used to provide all or any part of the Network Services.

          1.14 NETWORK FEES. "Network Fees" means the fees specified in Schedule C (the "Network Fees Schedule".

          1.15 NETWORK SERVICES. "Network Services" means the pricing, availability, reservation placement and settlement services that Orbitz provides to Orbitz Network Enabled Customers through the Network, as mutually agreed by the parties in the Specifications.

          1.16 ORBITZ NETWORK ENABLED CUSTOMER. "Orbitz Network Enabled Customer" means a Person who accesses the Airline Host System through the Network to review Inventory Information, make Bookings or otherwise use the services and information made available to Orbitz through the Network pursuant to this Agreement, Orbitz agrees to use its commercially reasonable efforts to ensure that Orbitz Network Enabled Customers shall not include Persons who are not the intended beneficiaries of Fares as described in the Fare Rules.

          1.17 ORBITZ SOFTWARE. "Orbitz Software" means the software, owned by or licensed to Orbitz, that Orbitz uses to provide the Network Services.

          1.18 PERSON. "Person" means any individual, entity, firm, corporation, partnership, association, limited liability company, joint stock company, trust or unincorporated organization.

          1.19 PNR. "PNR" means a single passenger name record containing sufficient information to reserve Inventory. A PNR may contain more than one passenger's itinerary.

          1.20 PROJECT MANAGERS. "Project Managers" means the employees of Airline and Orbitz, or their replacements, who will manage specific projects and take responsibility for project plans under this Agreement.

          1.21 QUERIES. "Queries" means a search of Inventory Information by an Orbitz Network Enabled Customer through the Network based upon parameters entered by an Orbitz Network Enabled Customer and the return to such Orbitz Network Enabled Customer of Inventory Information.

          1.22 RELATIONSHIP MANAGERS. "Relationship Managers" means the senior-level employees of Airline and Orbitz, identified in Schedule D, or their replacements, who will manage the relationship between Airline and Orbitz and will serve as the single point of contact within either party responsible for communications and problem resolution. Airline's Relationship Manager shall have the rank of Vice President or higher.

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          1.23 RESERVATION SYSTEM. "Reservation System" means Sabre, Galileo,
               Worldspan and Amadeus/System One and any other computerized reservation system within the meaning of 14 C.F.R. Sec. 255.

          1.24 RESERVATION SYSTEM FEES. "Reservation System Fees" means all booking fees, distribution costs and or other fees or charges payable to a Reservation System or similar system in connection with the sale of any tickets for air carriage, other than fees paid by Airline for the Airline Host System.

          1.25 SCHEDULE. "Schedule" means the timetable for performing and completing the Set-Up Services in the form set forth in Schedule E which will be finalized pursuant to Section 4.1.

          1.26 SERVICES. "Services" means the Set-Up Services specified in Schedule G, the Network Services and any other services that Orbitz agrees to provide to Airline under this Agreement, including any services required by Section 4.5 of this Agreement.

          1.27 SET-UP FEES. "Set-Up Fees means the set-up fees specified in Schedule F.

          1.28 SET-UP SERVICES. "Set-Up Services" means the services required to complete to the requirements definition, development and implementation of the Network Services, pursuant to this Agreement.

          1.29 SPECIFICATIONS. "Specifications" means the mutually agreed upon functional and technical specifications for the Network Services, as set forth in Schedule H.

          1.30 STATEMENT OF WORK. "Statement of Work" means the form of any agreed upon obligations of the parties, which form shall be mutually agreeable to both parties and may be either a separate agreement or addendum to this Agreement, regarding any modifications, adaptations, additional uses or other development services tote provided by either or both parties in relation to the Network Services.

          1.31 SUBCONTRACTORS. "Subcontractors" means the subcontractors that either party engages to provide services under this Agreement.

          1.32 TICKET. "Ticket" means an airline passenger itinerary (in the itinerary portion of a PNR) ticketed to an Orbitz Network Enabled Customer and associated with a Booking made through the Network Services for transportation on Airline's flights or Code Sharing flights, but not including any refunded or exchanged portion of such itinerary. All Tickets shall be in electronic form except as expressly agreed by the parties in writing.

2.   GENERAL

          2.1 ENGAGEMENT. Orbitz hereby agrees to provide to Airline, and Airline hereby agrees to receive from Orbitz, the Set-Up Services and the Network Services, pursuant to the terms and conditions of this Agreement. Orbitz will perform the Set-Up Services pursuant to the Schedule, and will commence performance of the Network Services by the Commencement Date set forth therein. During the course of performance of the Services, Airline and Orbitz may periodically modify the Schedule through the procedures specified in Section 8 or may supplement, add to or otherwise revise the Services pursuant to a Change Request or a Statement of Work.

          2.2 SUBCONTRACTORS. Upon prior written notice to Airline, Orbitz may subcontract its performance of the Services to one or more Subcontractors. Airline may object to the use of any such Subcontractor within 5 business days of receipt of Orbitz notice. Prior to

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               performing any Services, each Subcontractor must execute a written agreement with Orbitz containing protections for Airline's confidential information and proprietary rights that are at least as protective as the terms and conditions of this Agreement. Airline shall be named and hereby is designated an express third party beneficiary of such agreements. Orbitz shall remain primarily liable for work performed by any such Subcontractor.

          2.3 FACILITIES. As specifically set forth in the Specifications, a mutually agreed Change Request or a Statement of Work, Airline will provide Orbitz with access to those portions of Airline's premises and computer systems that Orbitz may reasonably require to perform the Services. Such access will be provided at mutually convenient times during Airline's normal business hours, unless otherwise agreed by the Relationship Managers. Airline will provide Orbitz with Airline's internal rules and regulations as they exist and as they are amended from time to time. While working at Airline's premises. Orbitz employees and Subcontractors will adhere to Airline's internal rules and regulations as they exist and are amended from time to time. Orbitz agrees that it will immediately remove any employee of Subcontractor working at Airline's premises (i) who violates any of Airline's workplace rules and regulations, or (ii) whose action or inaction constitutes a breach under this Agreement. Orbitz shall remove from Airline premises any Orbitz employee or subcontractor upon request by Airline.

3.   MANAGEMENT

          3.1 RELATIONSHIP MANAGERS. Upon execution of this Agreement, each party will appoint a Relationship Manager to act as the primary point of contact between the parties with respect to this Agreement. The Relationship Managers are specified in Schedule D. Each party will designate an alternate Relationship Manager for its primary Relationship Manager to act in his or her absence or unavailability. No modification of the Specifications, the Network Services, the Schedule or the scope of this Agreement will be effective unless expressly approved by the primary or alternate Relationship Managers of both parties pursuant to
               Section 8 ("Change Requests"). Each Relationship Manager will appoint Project Managers to manage specific projects under this Agreement. The Project Managers will serve as the primary interface points between the parties with respect to such projects.

          3.2 STATUS REPORTS. The Orbitz Relationship Manager will provide the Airline Relationship Manager with periodic status reports on Orbitz' progress during the performance of the Set-Up Services or Further Development projects as contemplated in Section 4.5 of this Agreement. Each status report will describe (i) the tasks performed since the prior status report, (ii) the tasks performed as compared to the tasks scheduled, (iii) the tasks to be performed during the next period and (iv) any actual or anticipated problems or delays that may have arisen in the Schedule. The Relationship Managers will meet periodically at a mutually agreed upon time frame that is at least once per month to discuss the status of the Set-Up Services or Further Development projects.

          3.3 PROBLEMS OR DELAYS. Airline and Orbitz will promptly notify each other if either party knows of or anticipates any actual or potential problems or delay in the Set-Up Services, the Network Services, the Schedule or Further Development projects. The Relationship Managers will discuss the relevant source of such problem or delay, possible remedies and the potential impact on the Set-Up Services, the Network Services, the Schedule or Further Development at the next scheduled status meeting or, at either Relationship Manager's request, an emergency meeting, and will promptly seek in good faith to determine and take the steps that may be available to avoid or minimize the problem or delay and its impact. To assist in such discussions, each Relationship Manager may

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               invite any applicable Project Managers or other persons to the scheduled or emergency meeting. If a modification of the Specifications or the Schedule is required as a result of the problem or delay, the Relationship Managers will follow the procedures specified in Section 8.

4.   SET-UP SERVICES

          4.1 PREPARATION. Within ___ days following the execution of this Agreement, the Relationship Managers and their designees from Orbitz and Airline will meet to discuss the implementation and development activities which must be completed in order to commence performance of the Set-Up Services and Network Services. Such meetings may include discussion of specific timelines, work schedules, and project plans for implementing the Set-Up Services and Network Services and the technical and functional requirements of the Set-Up Services and Network Services. The Schedule will be finalized during the preparation phase.

          4.2 DEVELOPMENT. Following Airline's acceptance of the Schedule for the Set-Up Services and the Specifications, Orbitz will integrate the Orbitz Software with the Airline Host System and update the Orbitz Software with such additional functionality as required in the Specifications for successful implementation of the Network Services in accordance with the Schedule. Upon Orbitz' implementation of the Network Services, Orbitz will notify Airline that the Network Services have been implemented and are available for acceptance testing.

          4.3 TESTING. Within ___ business days after Orbitz notice that the Network Services are available for acceptance testing. Airline and Orbitz will test the Network Services to determine whether the Network Services substantially conform to the Specifications. Airline will notify Orbitz whether or not the Network Services have been accepted within ___ business days after Orbitz' notice that the Network Services are available for acceptance testing. If the Network Services are accepted, Orbitz will have no further Set-Up Services obligations. In the event Airline requires additional time to complete acceptance testing, Airline will provide Orbitz with a written request for such additional time, not to exceed ___ business days. If such request will impact the Schedule, the request will be handled pursuant to Section 8. if the Network Services fail to conform with the Specifications, Airline will provide Orbitz with a written report specifying such non-conformity in reasonable detail. Upon receipt of a non-conformity report, Orbitz will (a) correct and resubmit the Network Services for testing or (b) notify Airline that the reported non-conformities are actually a Change Request to be handled pursuant to Section 8. If the resubmitted Network Services do not substantially conform to the Specifications, such failure to correct shall constitute a material breach of this Agreement. In the event Orbitz determines that such non-conformities are Change Requests, and that the Network Services conform to the Specifications. Orbitz will provide Airline with a written report specifying such determination in reasonable detail.

          4.4 FURTHER DEVELOPMENT. Orbitz may provide development services to Airline following completion of the Set-Up Services pursuant to a Change Request or a Statement of Work. Any such subsequent development of additional functionality or requirements for the Network Services not specified in the Specifications are outside the scope of the Services. Notwithstanding the foregoing, the following provisions will apply to the development of enhancements or modifications to the Services and to maintaining compatibility between the Network Services and the Airline Host
               System:

               4.4.1 CHANGES OR MODIFICATIONS AT THE REQUEST OF A PARTY. Upon either party's request that the Network Services be modified for compatibility with the Airline Host System, or to accommodate enhancements to the Network Services proposed by either party. Orbitz and Airline will mutually agree in a Change

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                         Request to the parties' respective development
                         obligations regarding such enhancements.

               4.4.2 CHANGES OR MODIFICATIONS REQUIRED BY LAW OR BY INDUSTRY STANDARDS. Upon either party's request that the Network Services be modified for compatibility with any applicable law, regulation or governmental or industry standards. Orbitz and Airline will mutually agree in a Change Request on the parties' respective development obligations regarding such modifications. In the event that the parties are unable to reach agreement on such changes in good faith after reasonable deliberation and continued use of the Network Services would violate applicable law, regulation, or government or industry standards, either party may terminate this Agreement by giving the other party at least 30 days notice of its intent to terminate.

5.   NETWORK SERVICES

          5.1 NETWORK SERVICES. Upon the Commencement Date, Orbitz will provide the Network Services to Airline and Orbitz Network Enabled Customers. Orbitz will obtain from ATPCO, directly or indirectly, the fare and fare rules which apply to Airline's and Airline's Code Sharing flights in order to provide the Network Services. If for any reason, Tickets cannot be issued through the Network Services, then Orbitz may issue such Tickets through any available Reservation System and Airline will be charged and will pay the corresponding Reservation System Fees applicable to any such Tickets, subject to Section 3.2 of the Airline Charter Associate Agreement, but Airline will not be responsible for any Network Fees payable hereunder related to such transaction. Airline will provide complete and accurate documentation regarding changes in Airline Host System e-Ticket rules, restrictions, and capabilities.

          5.2 COMPLIANCE. Orbitz will ensure that the Network Services comply with the interline reservations policies, procedures and message formats as set forth in applicable laws and regulations. Orbitz will also ensure that the Network Services comply with the interline reservations policies, procedures and message formats as designated in the Specifications, and any amendments thereto. Orbitz agrees that all Tickets and Inventory Information will be marketed, displayed. filed, sold and settled through ARC in accordance with its agreement with ARC and Airline's addendum thereto. Orbitz shall process all Tickets created by Orbitz Network Enabled Customers, and shall handle information relating to Airline, with the same care and timeliness as the tickets and information of all other airlines and without regard to the Identity of the carrier. Orbitz will review rejected messages and, where justified by volume, or as reasonably requested by Airline, investigate methods of reducing such rejected messages. Orbitz will not make changes to its functionality that result in the generation of multiple separate tickets for travel to a specific location, intended to increase the fees paid by Airline to Orbitz under this Agreement. Orbitz will provide no incentive to Customers that would motivate Customers to request the issuance of multiple separate tickets for travel to a specific location.

          5.3 DISPLAY. Orbitz agrees to display Inventory Information in accordance with the Charter Associate Agreement as amended.

          5.4 DISCLOSURES. Orbitz shall provide, subject to any law, regulations, court order or contract regarding the disclosure of information, reasonable information to Airline to substantiate the charges to Airline pursuant to this Agreement. Airline will also have the right, at its sole expense and upon at least two weeks notice, to examine the relevant books and records of Orbitz to the extent such examination is necessary to verify such charges. Any such examination by Airline will take place during normal business hours. Airline agrees that it will notify Orbitz promptly if Airline has knowledge that any Orbitz Network Enabled Customer is using the Network Services in an improper fashion. Orbitz shall notify Airline promptly if Orbitz has knowledge that any Orbitz Network

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               Enabled Customer is using the Network Services in an improper fashion. Upon receipt of such notice and confirmation of the matters described therein, or if Orbitz discovers such improper use independent of information supplied by Airline, Orbitz shall take such action as it deems reasonably necessary to correct the improper use of the Network Services by the identified Orbitz Network Enabled Customer. Airline may terminate this Agreement pursuant to Section 17.2 upon notice to Orbitz if Orbitz fails to take action to correct the improper use of the Network Services with respect an Orbitz Network Enabled Customer following a request by Airline to take such action.

          5.5 NETWORK SUPPORT AND SECURITY. For Network Services failures or other reported problems, each party will provide, or have its authorized agent provide, the technical support services described in the Specifications. Airline agrees to assist Orbitz in interpreting the ATPCO rules to the extent it does for other ARC accredited agencies. Airline agrees to use commercially reasonable efforts to maintain, or cause to be maintained, the Airline Host System. Orbitz is solely responsible for hosting, and agrees to maintain, the Network. Orbitz will provide security for the Network in accordance with the security standards set forth in the Specifications. Orbitz agrees to notify Airline as soon as is reasonably possible whenever a suspected or actual security breach has occurred.

          5.6 CUSTOMER SUPPORT. Upon and after the Commencement Date, Orbitz and Airline will be responsible for customer service in accordance with this section. The parties agree that "First Level Customer Support" means responding to web site questions posted by Orbitz Network Enabled Customers, processing simple PNR requests (i.e. confirmations, special service requests, seal assignments, schedule changes and other requests set forth in the Specifications), and processing Orbitz automated refunds, reissues and exchanges. "Second Level Customer Support" includes but is not limited to more agent intensive activities (i.e. non-automated refund, reissue and exchange, schedule change problems and as may otherwise be set forth in the Specifications). Orbitz will handle First and Second Level Customer Support at no additional cost to Airline.

          5.7 OUT-OF-SCOPE SERVICES. Orbitz and Airline acknowledge and agree that certain transactions will be considered as "normal exclusions" from the Network Services, which exclusions shall be expressly defined in the Specifications or handled as a Change Request pursuant to Section 8 ("Normal Exclusions").
               The parties agree that Normal Exclusions will not be supported or processed by the Network Services and no effort will be made or required to be made to enable Network Services to process or support such transactions, unless otherwise agreed by the parties in writing pursuant to Section 8.

          5.8 AVAILABILITY DATA. Airline will provide complete, accurate, and timely direct access to Airline Availability data such that the quality of data is at least as good as that available via Orbitz' Primary Booking GDS. Airline will work with Orbitz to define the format,

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               volume, and timing of Availability requests and responses. In the event the parties mutually agree that Orbitz will use
               Availability data, other than Availability data provided by the Airline, to provide the Network Services, Airline will pay the actual cost, if any, reasonably allocated by Orbitz for the use of such data.

6.   OBLIGATIONS OF THE PARTIES

          6.1 AIRLINE CHARTER ASSOCIATE. Airline and Orbitz are parties in good standing to the Airline Charter Associate Agreement. In the event that either party ceases to be a party in good standing to the Airline Charter Associate Agreement, this Agreement may be terminated for cause pursuant to Section 17.2; provided, however, if the parties have executed an agreement as contemplated by
               Section 5.8.1 hereof, this Agreement shall not terminate as to Network Services provided thereunder and shall remain in full force and effect with respect to such Bookings unless such agreement specifies otherwise.

          6.2 ASSISTANCE AND COOPERATION. Airline will provide Orbitz with the assistance and cooperation as specifically set forth in the Specifications or a mutually agreed upon Change Request or Statement of Work. Airline and Orbitz will each provide the other party with reasonable assistance and cooperation in the performance of this Agreement that such other party may request from time to time. Each party agrees to provide the other party reasonable advance notice of any software or system changes that may affect the Network Services.

          6.3 INVENTORY INFORMATION. Airline shall provide to Orbitz, at no charge, Inventory Information including Availability data in accordance with Section 5.9 hereof for use in the performance of this Agreement.

          6.4 FULFILLMENT. For any person with a Ticket, issued through the Network Services and bearing an "OK" status, Airline will accept such person for travel in accordance with Airline policies at the time even if no record of the person's reservation exists in the Airline Host System, and even if denied boarding compensation might have to be paid to such Orbitz Network Enabled Customer. Airline will not send unable to sell or unable to confirm messages or any Ticket to any person more than twelve (12) hours following receipt by Airline of the Ticket request through the Network Services.

          6.5  REFUNDS AND EXCHANGES. [Refund and Exchange Specifics]

7.   FEES AND PAYMENT

          7.1 FEES. Upon the execution of this Agreement, Airline will pay Orbitz the initial Set-Up Fee. Airline will pay Orbitz the Network Fees and other applicable fees as set forth in the Network Fees Schedule.

          7.2 PAYMENT TERMS. Orbitz will invoice Airline monthly for the Network Fees in arrears Airline will pay all undisputed invoices within 30 days of receipt of Orbitz' invoice.

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          7.3  TAXES. The Set-Up Fees, Network Fees and Reimbursable Expenses
               are exclusive of all sales, services or other taxes that Orbitz may be legally obligated to charge Airline for performing the Services. Airline will promptly pay or reimburse Orbitz for the payment of any and all such properly invoiced taxes that may be due or payable on the Set-Up Fees, the Network Fees and the Reimbursable Expenses, other than taxes based on Orbitz' income.

8.   CHANGE REQUESTS

          8.1 CHANGE REQUEST. If either party wants to request a modification, addition or change in the Services or Schedule, including without limitation a modification to the Network Services, its Relationship Manager will submit a completed Change Request to the Relationship Manager of the other party. The Change Request will adequately describe (i) the requested modification, (ii) the estimated resources, including costs, required to implement the modification, (iii) its impact on the Schedule, a new schedule or a Statement of Work if it is a Further Development as contemplated by Section 4.5.1, (iv) its impact on the Set-Up Fees and the Network Fees, if any, and (v) any required information and resources by Airline. Notwithstanding the foregoing, Orbitz may, upon 30 days written notice to Airline, modify, add to or change the Network Services upon prior notice to Airline, without Airline's approval, if (i) Orbitz makes such modification, addition or change to the Network Services it provides to all other airlines and (ii) such modification, addition or change does not increase the Set-Up Fees or Network Services Fees that Orbitz charges Airline and does not adversely affect the functionality of the Services; provided however that Orbitz may correct bugs as necessary to maintain the Network Services without providing such advance notice.

          8.2 CHANGE ACCEPTANCE. Upon receipt of a completed Change Request, the recipient Relationship Manager will either (i) expressly accept the proposed modification without qualification within 30 days after its receipt or (ii) defer the request for discussion at the next scheduled or emergency status meeting. The Relationship Managers will use good faith efforts to resolve any deferred proposed modification expeditiously. No proposed modification will be effective unless accepted in writing by the primary or alternate Relationship Managers of both parties. If so accepted, the Change Request will be executed by the Relationship Managers of both parties and will then constitute a formal amendment of this Agreement.

          8.3 FEES. Billing rates for development or implementation services provided by either party as agreed pursuant to Section 8.2 will be governed by the rates and expense policies set forth in Exhibit F.

9.   CONFIDENTIALITY

          9.1 CONFIDENTIAL INFORMATION. "Confidential Information" is defined as any information of either party hereto (the "Disclosing Party"), disclosed in writing or verbally to, or observed by, the other party (the "Receiving Party") and which is. at the time of disclosure, either (a) marked as being "Confidential" or "Proprietary", (b) otherwise reasonably identifiable as the confidential information of the Disclosing Party, or (c) under the circumstances of disclosure should reasonably be considered as confidential information of the Disclosing Party. Orbitz' Confidential Information includes, but is not limited to, its product plans, pricing and any personally identifiable information obtained by Orbitz related to an Orbitz Network Enabled Customer that is (i) not contained in a PNR submitted to Airline or (ii) separately collected by Airline. Notwithstanding any of the above: (A) nothing contained in this section or elsewhere in this Agreement shall restrict Orbitz from complying with ARC reporting requirements, or such other settlement company as Orbitz is required to report to; (B) the terms of this Agreement shall be considered the Confidential Information of both parties; (C) an Airline Customer's names, travel destinations, itineraries, traveler profiles, and travel contacts and all other information contained in a PNR, after submission to Airline through the Network as well as information collected by Airline from an Orbitz Network Enabled Customer, shall be considered Confidential Information of Airline, regardless of whether such information is labeled as such; (D) the Inventory, Inventory Information, fare information, the Airline Specifications or any other specifications relating to the Airline Host System, all other information contained in the Airline Host System, business plans and forecasts, and similar information of itself, and its affiliates shall be considered Confidential Information of Airline. The parties acknowledge that the Interface and the Specifications embody Confidential Information of both parties.

          9.2 RESTRICTIONS ON DISCLOSURE AND USE. Unless expressly authorized in writing by the Disclosing Party or as authorized by the Airline Charter Associate Agreement, the Receiving Party agrees to retain the Confidential Information in confidence and shall not copy or disclose the Confidential Information to, or use the Confidential Information for, the benefit of any third party, except as follows. Confidential Information may be disclosed on a need to know basis to the Receiving Party's employees, affiliates, and Independent contractors who are parties to a written agreement with the Receiving Party which prohibits the disclosure of Confidential Information, and limits its use to the benefit of the Receiving Party and its affiliates, using reasonable technical and organizational measures to protect the confidentiality of the information.

          9.3 EXCLUSIONS. Notwithstanding any other provisions of this Agreement, each party acknowledges that Confidential Information shall not include any information which (i) is or becomes publicly known through no wrongful act of the Receiving Party;
               (ii) is at the time of disclosure, already known to the Receiving Party without restriction on use or disclosure and was not obtained from the Disclosing Party or its contractors; or (iii) is independently developed by the Receiving Party without reference to the Confidential Information or breach of this Agreement.

          9.4 RELIEF FROM OBLIGATIONS. Either party will be relieved of its confidentiality obligations hereunder if and to the extent that Confidential Information (i) is disclosed pursuant to the lawful requirement of a governmental agency, or disclosure is required by operation of law, provided that the party making the disclosure requires reasonable measures to protect the security of the information, has given timely notice to the Disclosing Party and the Disclosing Party has been permitted at its expense to interpose objections, defenses or obtain a protective order limiting disclosure and use of the information; or (ii) is explicitly approved for release by written authorization of the Disclosing Party.

          9.5 OWNERSHIP OF CONFIDENTIAL INFORMATION. No license, express or implied, in the Confidential Information is granted by one party to the other party other than to use such Confidential Information in the manner and to the extent authorized by this Agreement. Each party shall retain the title and full ownership rights to their respective Confidential Information. Each party agrees that upon the request of the Disclosing Party, it shall return to the Disclosing Party all of the Disclosing Party's Confidential Information in such party's possession or control.

10.  LICENSE GRANT

          10.1 BY AIRLINE.

               10.1.1 Airline grants Orbitz a limited, worldwide, non-exclusive, royalty-free right and license, without the right to sublicense, to: (i) access, display, transmit and distribute Inventory Information made available by Airline through Agency Orbitz via the Network to Orbitz Network Enabled Customers in response to Queries using the Interface and (ii) use any information owned and provided by Airline hereunder about the Airline Host System, the Airline Specifications and the Inventory Information solely for the purposes of meeting its obligations hereunder. The foregoing is a license merely to access the Airline Host System through the Airline Software and exchange information with it. No rights are granted by or implied in this Agreement for Orbitz or Orbitz Network Enabled Customers to modify in any manner or use directly the Airline Host System, except as provided herein.

          10.2 BY ORBITZ. Orbitz grants Airline a limited, worldwide, non-exclusive, royalty free right and license to: (i) use the Network to access all records in the Network with at least one Airline or Code Sharing flight segment to allow Airline to test and validate the operation, compliance and quality of the Network Services prior to implementation of the Network Services and during mutually agreed upon testing periods and (ii) use the Network and to use any information provided by Orbitz hereunder about the Orbitz Software solely for the purposes of obtaining the Services contemplated by this Agreement and meeting Airline's obligations to Orbitz under this Agreement.

11.  PROPRIETARY RIGHTS

          11.1 ORBITZ. Except as set forth in Section 11.3, as between Airline and Orbitz, Airline acknowledges and agrees that Orbitz will own all patents (including any business process patents), rights to file for patents, inventions, copyrights, trademarks, trade secrets and all other right, title and interest (including any renewals or extensions) in or to the Orbitz Software, the Network, and including without limitation any derivative works thereof created by Orbitz or its employees or Subcontractors. Except as otherwise explicitly provided in this Agreement, Airline shall have no right or license to use, reproduce, transfer, disclose, display or distribute (electronically or otherwise) or sublicense any technology or intellectual property rights in the Orbitz Software or the Network. In addition, Orbitz shall retain exclusive ownership of any interfaces, configurations, programs and other systems developed by Orbitz or its employees or Subcontractors independently of this Agreement.

          11.2 AIRLINE. Except as set forth, in Section 11.3, Orbitz acknowledges and agrees that Airline will own all patents (including any business process patents), rights to file for patents, inventions, copyrights, trademarks, trade secrets and all other right, title and interest (including any renewals or extensions) in or to the Airline Software, Inventory Information, the Airline Specifications and the Airline Host System including without limitation any derivative works thereof created by Airline or its employees or Subcontractors. Except as otherwise explicitly provided in this Agreement, Orbitz shall have no right or license to use, reproduce transfer, disclose, display or distribute (electronically or otherwise) or sublicense any technology or intellectual property rights in the Airline Software, Airline Specification, Inventory Information or the Airline Host System. In addition, Airline shall retain exclusive ownership of any interfaces, configurations, programs and other systems developed by Airline or its employees or Subcontractors independently of this Agreement.

          11.3 INTERFACE. [Details on ownership of the Interface and intellectual property rights thereto.]

12.  NON-EXCLUSIVITY

          The relationship between Airline and Orbitz as set forth in this Agreement will be non-exclusive. Nothing in this Agreement is intended to prevent either party from entering into similar agreements with any other party, subject to the confidentiality restrictions contained herein. Airline may participate in other Internet travel sites similar to the Network and may obtain services from other entities similar to the Network Services; [provided that in the event Airline plans to obtain services substantially similar to the Network Services from a third party, Airline will offer to make the Network Services available to such third party in a manner and on terms and conditions satisfactory to Airline.] Orbitz may permit other airlines to participate in the Network and may provide services similar to the Services to other airlines. Orbitz and Airline may market, maintain, service and support entities or Internet travel sites that compete with or provide functionality similar to the Network. This Agreement will not confer any rights on one party to restrict the other party's ability to offer fare information or to do business, or choose not to do business, with any other airline, internet travel provider site, or any other entities.

13.  WARRANTIES AND DISCLAIMERS

          13.1 GENERAL WARRANTY. Each party represents and warrants that (i) it has the full corporate authority to execute this Agreement and perform its obligations hereunder, (ii) the execution or performance of this Agreement will not violate or be considered a breach of any obligation of such party to any third party and
               (iii) the execution or performance of this Agreement will not violate any applicable law or regulation.

          13.2 SPECIFIC WARRANTY. Orbitz represents arid warrants that it will perform the Services in a good and workmanlike manner, using only qualified personnel, and that the Network will function in all material respects in accordance with the applicable Specifications, and will be free from material defects in design, materials, and workmanship. In case of a breach of warranty, Orbitz will correct or re-perform the defective Services or correct the Network or, at Orbitz' discretion, refund the fees actually paid to Orbitz for the defective Services or the Network. Airline acknowledges and agrees that this Section and
               Section 5.1 set forth its exclusive remedy and Orbitz' exclusive liability for any claim of breach of warranty with respect to
               Section 13.2.

          13.3 LIMITATION. The warranties and remedies specified in this Section will not apply if the Services are defective due to extrinsic causes, such as (i) natural disasters. including without limitation fire, smoke, water, earthquakes or lightning, (ii) neglect or misuse by Airline, (iii) incorrect or corrupted Inventory Information delivered by Airline, (iv) a correction or modification of a Service not approved by Orbitz, or (v) the combination of the Services with other items or services with which the Services are not intended to be used.

          13.4 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES RELATING TO EITHER PARTY'S PERFORMANCE INCLUDING WITHOUT LIMITATION THE ORBITZ SOFTWARE, INTERFACE, PIPELINE HOST SYSTEM, AIRLINE SPECIFICATIONS, INVENTORY INFORMATION, AND AIRLINE SOFTWARE, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY EITHER PARTY, ITS AGENTS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OR CONDITION OF SATISFACTORY QUALITY, ACCURACY. UNINTERRUPTED USE, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

14.  INDEMNITY

          14.1 INDEMNITY. If an action is brought against Airline claiming that the Orbitz Software, Network or Services infringe a patent, copyright, trademark, service mark, or trade secret, or claiming that data provided hereunder by Orbitz violates any law, rule or regulation related to privacy, Orbitz will defend, indemnify and hold harmless Airline, its parent, subsidiaries, affiliates under common control, officers, directors and employees and their respective successors and assigns at Orbitz' expense and, pay all amounts finally awarded against Airline or paid to settle the infringement action (including reasonable attorneys' fees), but only if (i) Airline notifies Orbitz promptly upon learning that the claim might be asserted, (ii) Orbitz has sole control over the defense of the claim and any negotiation for its settlement or compromise and
               (iii) Airline reasonably cooperates with Orbitz in its defense or settlement of the claim at Orbitz expense. Airline reserves the right to retain counsel of its own choosing at its own expense in any indemnified action.

          14.2 OPPORTUNITY TO CURE. If a claim described in Section 14.1 may be or has been asserted, Airline will permit Orbitz, at Orbitz option and expense, to (i) procure the right to continue to use the Orbitz Software, Network or Services, (ii) replace or modify the Orbitz Software, Network or Services to eliminate the infringement or (iii) terminate this Agreement and refund to Airline any pre-paid and unused amounts actually paid to Orbitz for the Services.

          14.3 LIMITATION. Orbitz shall have no indemnity obligation to Airline under this Section if an infringement claim results solely from
               (i) the Inventory Information. Airline Software or Airline Host System or (ii) from use of the Services in a manner outside the scope of this Agreement. Airline acknowledges that this Section sets forth Airline's exclusive remedy and Orbitz' sale liability in connection with any infringement claim.

          14.4 AIRLINE INDEMNITY. If an action is brought against Orbitz claiming that the Airline Specifications. Airline Software or Airline Host System infringe a patent, copyright, trademark or trade secret, or claiming that data provided hereunder by Airline violates any law, rule or regulation related to privacy, Airline will defend, indemnify and hold harmless Orbitz, its parent, subsidiaries, affiliates under common control, officers, directors and employees and their respective successors and assigns at Airline's expense and, pay all amounts finally awarded against Orbitz in the infringement action (including reasonable attorneys' fees), but Only if (i) Orbitz notifies Airline promptly upon learning that the claim might be asserted, (ii) Airline has sole control over the defense of the claim and any negotiation for its settlement or compromise and (iii) Orbitz reasonably cooperates with Airline in its defense or settlement of the claim at Airline's expense. Orbitz reserves the right to retain counsel of its own choosing at its own expense in any indemnified action, If a claim described in Section 14.4 may be or has been asserted, Orbitz will permit Airline, at Airlines option and expense, to (i) procure the right to continue to use the Airline Specifications, Airline Software or Airline Host System, (ii) replace or modify the Airline Specifications, Airline Software or Airline Host System to eliminate the infringement or (iii) terminate this Agreement. Airline shall have no indemnity obligation to Orbitz under this Section if an infringement claim results solely from (i) the Orbitz Software or Services or (ii) the use of the Airline Specifications. Airline Software or Airline Host System in a manner outside the scope of this Agreement. Orbitz acknowledges that this Section sets forth Orbitz' exclusive remedy and Airline's sole liability in connection with any infringement claim.

15.  NO CONSEQUENTIAL DAMAGES

          EXCEPT FOR ANY DAMAGES ARISING OUT OF SECTION 14, OR OF ANY BREACH OF
SECTION 9, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON THE OTHER PARTY'S CLAIMS(INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY, USE OF THE NETWORK OR USE OF THE SERVICES, INTERRUPTION IN USE OR AVAILABILITY OF INFORMATION, STOPPAGE OF WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. EXCEPT FOR EITHER PARTY'S INDEMNIFICATION OBLIGATIONS EXPRESSLY SET FORTH HEREIN OR CLAIMS UNDER SECTION 9, IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH

EITHER PARTY MAY INCUR TO THE OTHER PARTY IN ANY ACTION OR PROCEEDING EXCEED __________________. THIS SECTION WILL NOT APPLY ONLY WHEN AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY, DESPITE THE FOREGOING EXCLUSION AND LIMITATION.

16.  INSURANCE

          Orbitz will be solely responsible for obtaining and maintaining appropriate insurance coverage for its activities under this Agreement, including, but not limited to, comprehensive general liability (bodily injury and property damage) insurance and professional liability insurance and requiring its Subcontractors to have similar insurance coverage. At Airline's request, Orbitz will provide Airline with copies of the certificates of insurance.

17.  TERMINATION

          17.1 TERM. This Agreement shall have an initial term of __________ following the Effective Date (the "Initial Term"). Any renewal or extension of this Agreement will be subject to the good faith negotiation of the parties.

          17.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement for cause in the event that the other party fails to cure a material breach of this Agreement within ___ days after receiving written notice of such breach from the non-breaching party. If voluntary bankruptcy proceedings are instituted by a party under any federal, state or foreign insolvency laws, or if an involuntary petition is filed or executed against it and not dismissed or satisfied within ___ days; the other party may, at its option, terminate this Agreement by written notice; provided, however, that all monies owed hereunder prior to the date of termination shall be immediately due and payable. In the event of termination for cause, Airline will have no right to refund of Set-Up Fees paid to and incurred by Orbitz.

          17.3 TERMINATION. [Additional Termination Specifics]

          17.4 CONSEQUENCES OF TERMINATION. If this Agreement expires or is terminated by either party for convenience, Airline will promptly pay Orbitz any undisputed amounts due hereunder as of the date of termination. All rights Airline may have in and to the Services will immediately cease upon expiration or termination of this Agreement. The provisions of Section 7 (to the extent accrued prior to termination), 9, 11, 13.5, 14 (for acts or omissions occurring prior to termination) 15, 17 and 19 will survive the termination of this Agreement for any reason.

18.  LEGAL STATUS

          Airline and Orbitz are independent parties. Nothing in this Agreement will be construed to make Orbitz an agent, employee, franchisee, joint venturer, partner or legal representative of Airline. Orbitz is solely and exclusively responsible for the salaries, wages, benefits, fees or other compensation that Orbitz, its Subcontractors or its or their agents or employees may be entitled to receive.

19.  MISCELLANEOUS

          19.1 NOTICES. Any notice, approval or other communication required or permitted under this Agreement will be given in writing. Such communications will be sent to the address specified below or to any other address that may be designated by prior notice.

               If to Airline:                   If to Orbitz:
               ___________________              Orbitz LLC
               ___________________              200 South Wacker Drive
               ___________________              Chicago, Illinois 60606
               ___________________              Attn: V.P. Business Services
               ___________________              Telephone: 312-894-5000
               ___________________              Telefax: 312-894-5001

          19.2 WAIVER, AMENDMENT AND MODIFICATION. Except as otherwise provided above, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

          19.3 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement.

          19.4 ASSIGNMENT. Except as set forth in this Agreement, neither party may assign, delegate, sub-contract or otherwise transfer this Agreement or any of its rights or obligations without the other party's prior approval, which will not be unreasonably withhold or delayed. Notwithstanding the foregoing, either party may assign all, but not less than all, of its rights and obligations under this Agreement, upon prior written notice to the other party, to (i) an affiliate of the assigning party, or (ii) to an unaffiliated Person (but not to a competitor of the non-assigning party) pursuant to a merger, consolidation or sale of substantially all of the assigning party's assets, but only if such assignee assumes in writing all of the obligations of the assignor and provides a copy of such assumption to the non-assigning party. Further, Orbitz may not assign, sell or otherwise transfer the Orbitz Software or its ownership interest in the Interface in whole or substantial part without also assigning this Agreement in accordance with this Section 19.4. Subject to the foregoing, this Agreement shall be binding on the parties and their respective successors and permitted assigns.

          19.5 FORCE MAJEURE. Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. If any of these causes continue to prevent or delay performance for more than 180 days, the non-delaying party may terminate this Agreement, effective immediately upon notice to the delaying party.

          19.6 GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with the laws of the state of Delaware exclusive of conflict of laws provisions.

          19.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          19.8 INTEGRATION. This Agreement and its Exhibits constitute the complete and entire statement of all terms, conditions and representations of the agreement between Airline and Orbitz with respect to its subject matter, and supercede and replace all prior understandings between the parties, whether oral or in writing (provided that, notwithstanding the foregoing, nothing in this Agreement will be deemed to modify or supersede any of the provisions of any agreement between Orbitz and ARC, including Airline's addendum thereto).

          IN WITNESS WHEREOF, Airline and Orbitz cause this Agreement to be executed by their duly authorized representatives identified below.

AIRLINE, INC.                                ORBITZ LLC
("Airline")                                  ("Orbitz")
By:                                           By:
     ---------------------------------            -----------------------------

Name:                                         Name:
     ---------------------------------            -----------------------------

Title:                                        Title:
     ---------------------------------            -----------------------------

Date:                                         Date:
     ---------------------------------            -----------------------------

Schedule A:       Airline Host System
Schedule B:       Change Request
Schedule C:       Network Fees
Schedule D:       Relationship Managers
Schedule E:       Schedule
Schedule F:       Set-Up Fees
Schedule G:       Set-Up Services
Schedule H:       Specifications

                                   SCHEDULE A
                               AIRLINE HOST SYSTEM

                The Airline Host System is residing in _________.

                                   SCHEDULE B
                                 CHANGE REQUEST

Scope Change Request

1.   Title:

2.   Requested By:

3.   Status: Unapproved, Approved, Rejected, or Implemented.

4.   Business Need Detail:

5.   Impact on Project:

6.   Impact on Schedule:

7.   Services Impacted:

8.   Approvals:

AIRLINE, INC.                                 ORBITZ LLC
By:                                           By:
     --------------------------------             -----------------------------

Name:                                         Name:
     --------------------------------             -----------------------------

Title: RELATIONSHIP MANAGER                   Title: RELATIONSHIP MANAGER
     --------------------------------              ----------------------------

Date:                                         Date:
     --------------------------------              ----------------------------

                                   SCHEDULE C
                                  NETWORK FEES

          Airline will pay to Orbitz the following Network Fees for Net Tickets (`Net Tickets mean all Tickets less all refunded/exchanged Tickets):

               _____ Network Switching Fee per Net Ticket

               _____ Network Incentive Fee per Net Ticket booked through
                     Agency Orbitz.

          In the event that the Network Fees paid by Airline to Orbitz for any year that this Agreement is in effect are less than ________, Airline will pay Orbitz the difference between the aggregate Network Fees paid to Orbitz by Airline and __________ within 30 days of the end of such year and receipt of a correct invoice. This amount is to be prorated in the first year and any partial years.

          In addition to the per Ticket charges above, Airline will pay to Orbitz one half of the actual costs incurred by Orbitz for the communications services required for the interface between the Airline Host System and the Network servers.

                                   SCHEDULE D
                              RELATIONSHIP MANAGERS


          The Orbitz Relationship Manager is _________. The Alternative Relationship Manager is _________.

          The Airline Relationship Manager is __________. The Alternate Relationship Manager is ________.

                                   SCHEDULE E
                                    SCHEDULE


    TASK                                                              DATE
    ----                                                              ----

                                   SCHEDULE F
                                   SET-UP FEES

                                   SCHEDULE G
                                 SET-UP SERVICES

                                   SCHEDULE H
                                 SPECIFICATIONS

















                                      -H1-